EXHIBIT 18.1
April 30, 2009
Board of Directors
T-3 Energy Services, Inc.
7135 Ardmore
Houston, Texas 77054
Dear Board of Directors:
Note 11 of the Notes to the Condensed Consolidated Financial Statements of T-3 Energy Services, Inc. (the “Company”) included in its Form 10-Q for the three months ended March 31, 2009 describes a change regarding the date of the Company’s annual goodwill impairment assessment from the last day of the fourth quarter to the first day of the fourth quarter. There are no authoritative criteria for determining which date is preferable based on the particular circumstance; however, we conclude that such change is acceptable and, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2008, and therefore we do not express any opinion on any financial statements of T-3 Energy Services, Inc. subsequent to that date.
Very truly yours,
/s/ Ernst & Young LLP